Exhibit F

Sidley Austin Brown & Wood LLP

Suite 3527, One China World Tower
One Jian Guo Men Wai Avenue
Beijing 100004, China

September 11th, 2003

People’s Republic of China

Ministry of Finance
Sanlihe Road
Beijing 100820, China

Ladies and Gentlemen:

      We hereby consent to the use of our name under the caption “Validity of Securities” in the Registration Statement dated the date hereof being filed by the People’s Republic of China with the United States Securities and Exchange Commission in connection with the registration of $3,000,000,000 aggregate principal amount of China’s debt securities and warrants to purchase debt securities under the Securities Act of 1933, as amended. We further consent to the filing of this letter as an exhibit to such Registration Statement.

Very truly yours,

/s/ SIDLEY AUSTIN BROWN & WOOD LLP

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